UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2007
 ____________________

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-31187	87-0638336
(Commission File Number)	(I.R.S. Employer Identification No.)

6425 Abrams,
Ville St-Laurent, Quebec	H4S 1X9
(Address of Principal Executive Offices)	(Zip Code)

(514) 331-7440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation

Item 3.02     Unregistered Sales of Equity Securities

On May 22, 2007, IntelGenx Technologies Corp. ("IntelGenx" or the "Company") completed the sale of 8% Secured Convertible Debentures (the "Debentures") in an aggregate principal amount of approximately $1.5 million (the "Purchase Price") to certain institutional and accredited investors (the "Investors"), pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). The Company received net proceeds of approximately $1.36 million.

Pursuant to the Purchase Agreement, the Company also issued to the Investors five year warrants to purchase 2,142,857 shares of the Company’s common stock at an exercise price of $1.02 per share (the "Warrants"). The Debentures mature twenty-eight (28) months from the date of issuance (the "Maturity Date") and are convertible at any time into shares of the Company’s common stock at a fixed conversion price of $.70. The conversion price of the Debentures and exercise price of the Warrants is subject to adjustment for certain events, including dividends, distributions or split of the Company’s Common Stock, subsequent equity sales or rights offerings by the Company, or in the event of the Company’s consolidation, merger or reorganization. The Debentures bear interest at the rate of 8% per annum, which interest is payable quarterly in cash or, at the Company’s option following the effective date of the registration statement, in shares of common stock equal to the interest amount divided by the lower of $0.70 or 85% of the Company’s 10 day volume weighted average stock price.

The Company’s obligations under the Purchase Agreement and the Debentures are secured by a lien on substantially all of the assets of the Company, pursuant to a Security Agreement.

In connection with the Purchase Agreement, the Company also entered into registration rights agreements (the "Registration Rights Agreements") providing for the filing of a registration statement (the "Registration Statement") with the Securities and Exchange Commission registering the Common Stock issuable upon conversion of the Debentures and exercise of the Warrants. The Company is obligated to file the Registration Statement no later than 45 days from the date of closing and to use its best efforts to cause the Registration Statement to be declared effective no later than 90 days after the date of closing (or 120 days in the event of a "full review" by the Securities and Exchange Commission). In the event that its obligations under the Registration Rights Agreements are not met, the Company is required to pay to the Investors, as liquidated damages, an amount equal to 1.0% of the Purchase Price for the first month, increasing to 1.5% for each month thereafter, subject to a maximum of 12%.

In connection with the private placement, the Company paid legal and due diligence expenses of the Investors in an amount of approximately $28,750. In addition, Carter Securities LLC, an NASD registered broker-dealer, received placement agent fees of approximately $127,500 and four year warrants to purchase 214,286 shares of the Company’s common stock at an exercise price of $0.70 per share.

The Company claims an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors are accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of 8% Secured Convertible Debenture
10.3	Form of Registration Rights Agreement
10.4	Form of Warrant
10.5	Form of Security Agreement
10.6	Subsidiary Guarantee
10.7	Deed of Hypothec

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/	Horst Zerbe
Horst Zerbe
Date: May 23, 2007	President and Chief
Executive Officer